Exhibit 99.1

AITX CEO Steve Reinharz Engages Washington Leaders to Advance AI in Security & Safety Solutions

Reinharz Offers Firearm Detection for Free to K-12 Schools

Washington, D.C., March 6, 2025 -- Steve Reinharz, CEO of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX) took center stage in Washington, D.C., engaging with key lawmakers and industry leaders to drive forward the adoption of AI-driven security solutions. As a featured participant in Security Hill Day, an exclusive event hosted by the Security Industry Association (SIA) and the Electronic Security Association (ESA), Reinharz reinforced the growing role of artificial intelligence in public safety, national security, and law enforcement. His meetings with congressional leaders focused on AI's transformative impact on security operations, including school safety initiatives and advancements in autonomous security technology.

AITX CEO Steve Reinharz in Washington, D.C. participating in Security Hill Day.

During the event, Reinharz met with senior staff members for Senator Gary Peters (MI), Senator Bill Hagerty (TN), and Representative Mark Green (TN-7) at their respective congressional offices on Capitol Hill. These discussions focused on the integration of AI-driven security technologies in public and private sectors, addressing law enforcement applications, school security enhancements, and national security initiatives. As Chair of SIA's Autonomous Solutions Working Group, Reinharz underscored the need for clear guidelines and government support for AI-powered security deployments, ensuring both efficiency and accountability in real-world applications.

"The security industry is at a pivotal moment where AI-driven solutions can dramatically improve public safety, but adoption at scale requires education and advocacy," said Reinharz. "Lawmakers and policymakers need to understand not just the capabilities of AI security, but also its potential to save lives, protect businesses, and support law enforcement. My focus in Washington was to engage in these critical conversations, helping to shape policies that accelerate responsible AI integration in security operations."

One of the most impactful discussions during Reinharz's time in Washington centered on enhancing school security through AI-powered technology. As the CEO of Detroit-based Artificial Intelligence Technology Solutions, Inc. Reinharz has a deep commitment to protecting all communities. In a direct effort to strengthen school security, he offered the staffers from Michigan and Tennessee unlimited, no-cost access to the Company's Firearm Detection technology analytic. This AI-driven solution is designed to identify and alert authorities to the presence of firearms in real time, providing critical early warning capabilities that could help prevent violent incidents. The proposal reflects Reinharz's ongoing efforts to demonstrate AI's potential in proactive security measures, ensuring schools have access to advanced protection without financial barriers.

Beyond direct policy discussions, Reinharz also highlighted AITX's ongoing efforts to align with federal security initiatives. The Company has formally applied for designation under the U.S. Safety Act, a critical federal program that provides liability protections for providers of qualified anti-terrorism technologies. This designation would further validate AITX's AI-driven security solutions as effective tools in threat detection, response, and crime prevention. Reinharz emphasized that securing this status would provide customers, including law enforcement, government agencies, and private enterprises, with additional confidence in AI-powered security deployments.

Reinharz's presence at Security Hill Day further grew his position as a leading voice in AI-driven security innovation. As Chair of SIA's Autonomous Solutions Working Group, he continues to shape industry standards, foster collaboration between the public and private sectors, and advocate for responsible AI deployment in security operations. His meetings in Washington reflect a broader mission to ensure AI-powered security solutions are recognized, supported, and implemented where they are needed most.

"Government adoption of new technology moves at a deliberate pace, and security is no exception," concluded Reinharz. "But that's exactly why continuous engagement is so critical. These conversations help lay the groundwork for AI-powered security to become a trusted, widely adopted solution. The momentum is building, and I am confident that in time, we will see AI-driven security solutions become an integral part of national safety strategies."

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz